June 2, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of American Cannabis Company, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated May 30, 2017 (expected to be filed on June 5, 2017) and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.